4:

Pursuant to a Board approved vote on July 20, 2006, Fidelity Central Investment Portfolios LLC commenced new funds: Fidelity 1-3 Year Duration Securitized Bond Central Fund on September 25, 2006; Fidelity 2-5 Year Duration Securitized Bond Central Fund on October 30, 2006; Fidelity Corporate Bond 1-5 Year Central Fund and Fidelity Corporate Bond 1-10 Year Central Fund on November 6, 2006; and Fidelity Mortgage Backed Securities Central Fund on November 27, 2006.